Exhibit 2.1

Execution Version

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

GAZELLE UNIVERSITY (to be renamed GRAND CANYON UNIVERSITY)

an Arizona nonprofit corporation (“Buyer”)

and

GRAND CANYON EDUCATION, INC.,

a Delaware corporation (“Seller”)

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

ANNEXES, SCHEDULES AND EXHIBITS:

Annex I	Legal Description of Campus Property

Exhibit A	Master Services Agreement
Exhibit B	Credit Agreement
Exhibit C	Special Warranty Deed
Exhibit D	Bill of Sale and Assignment
Exhibit E	Assignment and Assumption Agreement
Exhibit F	Affidavit of Property Value
Exhibit G	Closing Statement
Exhibit H	FIRPTA Affidavit

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of July 1, 2018 (the “Effective Date”), by and between GAZELLE UNIVERSITY (to be renamed GRAND CANYON UNIVERSITY), an Arizona nonprofit corporation (“Buyer”), and GRAND CANYON EDUCATION, INC., a Delaware corporation (“Seller”). Buyer and Seller may each be individually referred to herein as a “Party” or collectively as the “Parties.”

RECITALS

A. Seller, directly and through the Acquired Subsidiaries, owns and operates Grand Canyon University, a regionally accredited institution of higher education located at 3300 West Camelback Road, Phoenix, Arizona 85017 and with the OPE ID number 001074 00 (the “University”), and, related thereto, provides various services that support the educational operations of the University (such services, the “Services” and the business of providing such Services, the “Services Business”).

B. Buyer desires to buy from Seller, and Seller desires to sell to Buyer, those tangible and intangible assets that relate to, or are otherwise required to be owned for accreditation purposes in connection with, the operations of the University as a regionally accredited institution of higher learning, which assets are defined in Section 2.1 below (as so defined, “School Assets”).

C. Contemporaneously with this Agreement, Buyer and Seller will execute and deliver a master services agreement in substantially the form attached hereto as Exhibit A (the “Master Services Agreement”), pursuant to which, following the closing of the transactions described above, Seller will provide the Services to Buyer.

D. Following the purchase and sale of the School Assets, Buyer would own the School Assets and operate the University and Seller will continue to own those tangible and intangible assets that relate to the Services, which assets are defined in Section 2.2 below (as so defined, the “Services Assets”), and continue to operate the Services Business.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. DEFINITIONS.

1.1 Definitions. Certain terms in this Agreement are defined in this Agreement where first used. The following terms in this Agreement have the meanings set forth in this Section 1.1: “Accrediting Body” means any governmental or non-governmental entity, including, without limitation, any institutional and/or specialized accrediting agency, that engages in the granting or withholding of accreditation of postsecondary educational institutions or programs in accordance with standards relating to the performance, operations, financial condition or academic standards of such institutions, including the Higher Learning Commission.

“Acquired Subsidiaries” means each of the subsidiaries of Seller listed on Schedule 2.1(o).

“Acquired Subsidiary Assets” means all assets and rights owned or held by an Acquired Subsidiary in which any Acquired Subsidiary has any interest, tangible or intangible.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Additional Cash Amount” means an amount in cash equal to $9,576,808.

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. For the foregoing purposes, “control” means the ownership of more than 50% of the securities entitled to elect the board of directors or other managing or governing body of such Person.

“Agreement” has the meaning set forth for such term in the Preamble to this Agreement.

“Appurtenances” mean the rights, privileges and easements appurtenant to the Real Property, including, without limitation, all minerals, oil, gas and other hydrocarbon substances on and under the Real Property, as well as all development rights, air rights, water, water rights, riparian rights and water stock relating to the Real Property and any rights-of-way or other appurtenances used in connection with the beneficial use and enjoyment of the Real Property and all of Seller’s right, title and interest in and to all roads and alleys adjoining or servicing the Real Property.

“Base Purchase Price” means an amount equal to (a) $853,068,386.00, plus (b) $1.00.

“Business Day” means each day of the week except Saturdays, Sundays and days on which banks in Phoenix, Arizona are authorized by Law to close.

“Buyer” has the meaning set forth for such term in the Preamble to this Agreement.

“Buyer Expenses” means the premium for the Owner’s Title Policy obtained by Buyer in connection with the transactions contemplated hereby.

“Campus Intangible Property” means any intangible personal property that is (a) owned by Seller directly, or indirectly through an Acquired Subsidiary, and (b) used or useful in or necessary for the operation of the University as currently conducted, including, without limitation, any and all contracts, agreements (including, without limitation, any agreements relating to the occupancy of the residential facilities located on the Real Property), guaranties, certificates, warranties, indemnities, licenses, permits, plans, specifications, architectural proposals and renderings, certificates of occupancy, development rights and approvals, engineering, soils, pest control and any other reports, and similar documents and rights to the extent assignable, but excluding any intangible personal property specifically identified as a Services Asset.

“Campus Property” means the Real Property, the Appurtenances and the Improvements (but not the Campus Intangible Property or the Retained Property), including without limitation, all as listed or described on Schedule 5.1(o)(i).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Closing” has the meaning set forth for such term in Section 4.1 hereof.

“Code” has the Internal Revenue Code of 1986, as amended.

“Compliance Date” means January 1, 2015.

“Consents” means all consents, permits, or approvals of, or notices to, Governmental Authorities, Educational Agencies, and other third parties necessary to permit the transactions contemplated by this Agreement and the Related Agreements to be consummated lawfully in accordance with this Agreement, without forfeiture or impairment of any Contract or any Educational Approval or other Permit.

“Contract” means any written agreement, contract, instrument, commitment, lease, purchase order, guaranty, indenture, license, sublicense, covenant or other enforceable arrangement or understanding (and all amendments, side letters, modifications and supplements thereto).

“Credit Agreement” means that certain Credit Agreement in substantially the form attached as Exhibit B, to be executed and delivered contemporaneously with this Agreement by Buyer, as borrower, and Seller, as lender, at Closing, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Current Assets” means (a) accounts receivable and prepaid expenses of Seller as of the Closing relating to the operation of the University and that either are reflected on Seller’s most recent Financial Statements or arose in the ordinary course of business consistent with past practice since the date of the most recent Financial Statements, plus (b) cash and cash equivalents of Seller in an amount necessary such that Current Assets less Current Liabilities is equal to $1.00.

“Current Liabilities” means student deposits, deferred revenue and certain other current Liabilities of Seller as of the Closing relating to the operation of the University and that either are reflected on Seller’s most recent Financial Statements or arose in the ordinary course of business consistent with past practice since the date of the most recent Financial Statements.

“Deed” means a special warranty deed with respect to the Campus Property substantially in the form of Exhibit C;

“Deed of Trust” means that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing in substantially the form attached to the Credit Agreement, executed and delivered by Buyer contemporaneously with this Agreement in favor of Seller as security for the Loan and encumbering the Campus Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“DOE” means the United States Department of Education and any successor agency administering student financial assistance under Title IV.

“Educational Agency” means any entity or organization, whether governmental, government chartered, tribal, private, or quasi-private, that engages in granting or withholding Educational Approvals for institutions for postsecondary educational purposes in accordance with standards relating to the performance, operation, financial condition, or academic standards of such institutions, including the DOE, any Accrediting Body, or any State Educational Agency.

“Educational Approval” means, with respect to any Person, any license, permit, authorization, certification, accreditation, or similar approval, issued or required to be issued by an Educational Agency to such Person, or with respect to its locations, courses or programs, including any such approval for such Person to participate in any Student Financial Assistance Program offered by an Educational Agency pursuant to which student financial assistance, grants, or loans are provided to or on behalf of such Person’s students by such Educational Agency.

“Educational Law” means any federal, state, municipal, foreign or other law, regulation, order, Accrediting Body standard or other requirement applicable thereto, including, without limitation, the provisions of Title IV of the HEA and any regulations or written guidance implementing or relating thereto, issued or administered by, or related to, any Educational Agency.

“Effective Date” has the meaning set forth for such term in the Preamble to this Agreement.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): CERCLA; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Seller or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“GAAP” means accounting principles generally accepted in the United States, as in effect on the Effective Date.

“Governmental Entity” means any governmental authority or entity, including any agency, branch, board, bureau, commission, court, department, subdivision or instrumentality thereof, or any arbitrator or arbitration panel, including any Educational Agency.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HEA” means the Higher Education Act of 1965, 20 U.S.C. § 1001 et seq., as amended, or successor statutes thereto.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations promulgated thereunder, as amended.

“Improvements” means all improvements and fixtures located on the Real Property, including, without limitation, all buildings and structures presently located on the Real Property,

all apparatus, affixed equipment and appliances used in connection with the operation or occupancy of the Real Property, such as heating and air conditioning systems and facilities used to provide any utility, refrigeration, ventilation, garbage disposal, or other services on the Real Property, and all on-site parking.

“Intellectual Property” means any and all technology, inventions, processes, know-how, designs, works of authorship, and any other technical subject matter related thereto. The term “Intellectual Property” also includes all intellectual property rights or similar proprietary rights related to or protecting the foregoing, including (a) all inventions, all improvements thereto and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations in part, revisions, extensions, and reexaminations thereof, (b) all registered and unregistered trademarks, service marks, trade dress, logos, trade names, domain names, and corporate names, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, including all rights in curricula, program materials, and compilations, (d) all trade secrets, customer lists, supplier lists, pricing and cost information, business and marketing plans and other confidential business information (including, without limitation, ideas, formulas, compositions, know-how, techniques, research and development information, drawings, specifications, designs, plans, proposals, and technical data), (e) all computer programs and related software, including source code and object code thereof, data, data tapes, databases and related manuals, notes, and documentation and (f) all copies and tangible embodiments thereof;

“Intellectual Property Agreements” means all written licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions and other Contracts relating to any Intellectual Property that is used or useful in or necessary for the conduct of the University as currently conducted to which the Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Assets” means all Intellectual Property that is (a) owned by Seller directly, or indirectly through an Acquired Subsidiary, and (b) used in or necessary for the operation of the University as currently conducted, excluding, however, any Intellectual Property specifically identified as a Services Asset.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Entity or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Invested Amount” means the lesser of (a) the amount invested by Seller in property, plant and equipment associated with the Campus Property (other than the Retained Property) from May 1, 2018 through the Closing, or (b) the fair market value of such property, plant and equipment.

“Law” means any requirement arising under any constitution, law, statute, code, treaty, decree, rule, ordinance or regulation of any Governmental Entity, including any Educational

Law, any Environmental Law and any of the foregoing that relate to data use, privacy or protection.

“Liabilities” means liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

“Loan” means the loan made by Seller to Buyer as contemplated in Section 3.2 of this Agreement and as further described in the Credit Agreement.

“Loan Documents” means, collectively, those certain instruments and documents executed in connection with, and which evidence, secure or govern, as applicable, the Loan, including the Credit Agreement, the Senior Secured Note, the Deed of Trust, and any and all other documents, agreements or certificates executed and/or delivered in connection with the Loan, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the University, (b) the value of the School Assets, or (c) the ability of the applicable Party to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the University operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement; (vi) any changes in applicable Laws or accounting rules; or (vii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the University compared to other participants in the industries in which the University operates.

“Party” and “Parties” have the meaning set forth for such term in the Preamble to this Agreement.

“Permitted Encumbrances” means (a) liens for Taxes and other governmental charges and assessments which are not yet delinquent or are being contested in good faith and by appropriate proceedings, (b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (c) any exceptions to the Deed approved in writing by Buyer and attached as an exhibit to the Deed, and (d) any liens, security interests, or other encumbrances arising as a result of the Closing.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

“Personal Property” means any personal property that is (a) owned by Seller directly, or indirectly through an Acquired Subsidiary, and (b) used in or necessary for the operation of the University as currently conducted by Seller directly (or indirectly through any Acquired Subsidiary), including office supplies, machinery, office equipment, furniture, furnishings, fixtures, tools, instruments and other tangible personal property, including any personal property used solely in connection with the ownership, use, and operation of the Real Property and Improvements (but excluding any personal property specifically identified as a Services Asset), including without limitation, all as listed or described on Schedule 2.1(b);.

“PPA” means a Program Participation Agreement issued to the University by the DOE, and countersigned by or on behalf of the Secretary of the DOE, evidencing the DOE’s certification of the University to participate in the Title IV Programs, but expressly excluding a TPPPA.

“PPPA” means a Provisional PPA issued to the University by the DOE following the Closing and countersigned by or on behalf of the Secretary of the DOE, evidencing the DOE’s certification of the University to continue its Title IV Program participation following consummation of the transactions contemplated hereby, but expressly excluding a TPPPA.

“Private Educational Loan” means any student loan provided by a lender that is not made, insured or guaranteed under Title IV and is issued expressly for postsecondary educational expenses, including any loan made by the University, the Seller, or a private third-party lender whether on recourse or non-recourse basis.

“Purchase Price” has the meaning set forth for such term in Section 3.1.

“Real Property” means that certain real property commonly known as the Grand Canyon University campus located at 3300 West Camelback Road in the City of Phoenix, County of Maricopa, State of Arizona, and being more particularly described in Annex I attached hereto and incorporated herein by this reference.

“Related Agreements” means, without limitation, the Loan Documents, the Master Services Agreement, and the other agreements, instruments, and documents required to be delivered at the Closing.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Cash Amount” means the amount of cash and cash equivalents to be transferred by Seller to Buyer, which shall be equal to the sum of (a) the amount needed so that Current Assets less Current Liabilities is equal to $1.00, and (b) the Additional Cash Amount.

“Retained Property” means the real property, improvements and appurtenances located at 2600 West Camelback Road, Phoenix, Arizona 85017 (assessor parcel number 153-27-003C) and 5115 North 27th Avenue, Phoenix, Arizona 85017 (assessor parcel number 153-27-012).

“Schedules” means the schedules to this Agreement.

“Seller” has the meaning set forth for such term in the Preamble to this Agreement.

“Seller’s knowledge” means with respect to the persons listed on Schedule 1.1(a), the actual knowledge of any such person.

“Senior Secured Note” means that certain Senior Secured Note in the form attached to the Credit Agreement, in the initial principal amount equal to the Base Purchase Price, to be made and delivered contemporaneously with this Agreement by Buyer, as borrower, to the order of Seller, as lender, as the same may be amended, restated, replaced, supplemented, extended or otherwise modified from time to time, including pursuant to Section 3.4 hereof.

“Student Financial Assistance Programs” means the Title IV Programs and any other funding program authorized by the HEA and administered by the DOE, as well as any other student assistance grant or loan programs or other government-sponsored student assistance programs that provided more than $1,500,000 in assistance to University students in the fiscal year ended December 31, 2017, including, but not limited to, the tuition assistance programs provided by the U.S. Department of Veterans’ Affairs and the U.S. Department of Defense.

“Subsidiary” means, which respect to any Person, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person or by one or more of such Person’s respective Subsidiaries.

“Substantial Control” means the ability or power to direct or cause the direction of the management or policies of an institution of higher education, by contract, ownership interest or otherwise, or has the meaning ascribed to it in 34 C.F.R. § 668.174(c)(3).

“Tax” or “Taxes” means (a) any and all Taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to Tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including income Tax and other Taxes and charges on or regarding franchises, windfall or other profits, escheat, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth, Taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains

Taxes, license, registration and documentation fees, customs’ duties, tariffs, and similar charges, and (b) liability for the payment of any amounts of the type described in clause (a) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, as successor or transferee, by contract or otherwise.

“Tax Return” means any return, information report or filing made with a Taxing Authority, including any schedules attached thereto and including any amendment thereof.

“Taxing Authority” means a Governmental Entity responsible for the imposition of any Tax.

“Title IV” means Title IV of the HEA, and any amendments or successor statutes thereto.

“Title IV Program” means any program of student financial assistance administered pursuant to Title IV as set forth at 34 C.F.R. § 668.1(c).

“Title Company” means Fidelity National Title Agency, having its office at 2720 E. Camelback Rd., Suite 100, Phoenix, AZ 85016.

“TPPPA” means a Temporary Provisional Program Participation Agreement issued to the University by the DOE following the Closing and countersigned by or on behalf of the Secretary of the DOE continuing the University’s certification to participate in the Title IV Programs on an interim basis following consummation of the transactions contemplated hereby.

“University” has the meaning set forth for such term in the Preamble to this Agreement.

1.2 Other Definitional Provisions. Where specific language is used to clarify by example a general statement contained herein (such as by using the word “including”), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words “include” and “including,” and other words of similar import when used herein, shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words “without limitation.” The word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if.” The words “herein,” “hereto” and “hereby,” and other words of similar import in this Agreement, shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. Any reference herein to “dollars” or “$” shall mean United States dollars. The words “as of the date of this Agreement” and words of similar import shall be deemed in each case to refer to the date upon which this Agreement was first signed by all Parties hereto. The term “or” shall be deemed to mean “and/or.” Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified and any reference herein to a Governmental Entity shall be deemed to include reference to any successor thereto. As used in this Agreement, accounting terms not defined in this Agreement, and accounting terms partly defined to the extent not defined, will have the respective meanings given to them under the GAAP. Words of the masculine gender include the feminine or neuter genders, and vice versa, where applicable. Words of the singular number include the plural number, and vice versa, where applicable.

2. PURCHASE OF SCHOOL ASSETS; SERVICES ASSETS; ASSUMPTION OF LIABILITIES.

2.1 Purchase of the School Assets. On the terms and subject to the conditions of this Agreement and in reliance upon the representations, warranties and agreements contained herein, on the Effective Date, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire, accept and pay for, all of the right, title (marketable, insurable and fee simple in the case of the Real Property) and interest of Seller in and to the School Assets in each case free and clear of all liens, deeds of trusts, mortgages, or other encumbrances other than Permitted Encumbrances. The School Assets shall include:

(a) the Campus Property;

(b) the Personal Property;

(c) all rights of Seller directly, or indirectly through an Acquired Subsidiary, under the Contracts (including Intellectual Property Agreements) that are expressly listed on Schedule 2.1(c) (collectively, the “Assumed Contracts”);

(d) all syllabi and resource material and content for those academic courses offered as part of the graduate degree programs, undergraduate degree programs, certificate programs, professional studies programs or other educational programs offered by University from time to time, including concepts, materials, resources and text requirements, self-study materials, case studies, curricula and such other items or materials, in all forms and media, as has been developed by or for the University from time to time relating to the programs or as is otherwise used by the University in connection with the offering and delivery of the programs (collectively, the “Course Materials”);

(e) the Intellectual Property embodied in the Course Materials and the right to sue for or assert claims against and remedies against past, present or future infringements of any or all rights in or to the Intellectual Property embodied in the Course Materials and rights of priority and protection of interests therein and to retain any and all amounts therefrom;

(f) certain of the Intellectual Property of Seller used in the operation of and relating to the University, including (i) the name “Grand Canyon University”, (ii) the Intellectual Property Registrations, website domain names, URLs, and trade names used in the operation of the University, (iii) Seller’s rights, if any, to the telephone and facsimile numbers used by the University, and (iv) other Intellectual Property Assets, including software, that are not registered but that are material to the operation of the University, all as listed on Schedule 2.1(f) attached hereto;

(g) the Campus Intangible Property;

(h) all of Seller’s records pertaining to the School Assets, including all student records, ledgers, financial statements and records, operating data, correspondence, employment records, placement records, marketing materials, prospect lists, information and data, mailing lists and copies of all documents and other information and data filed by Seller with any Governmental Entity or any guaranty or accrediting agency, whether on computer disk, in paper form or otherwise;

(i) Current Assets;

(j) rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees relating to the School Assets and not otherwise included in Current Assets;

(k) all rights of the University in and to the permits, franchises, licenses, certifications, permits, approvals and other authorizations by or of Governmental Entities, Educational Agencies or other third parties which are held by Seller and required for the operation of the University as currently operated or for the ownership or use of the School Assets, to the extent transferable, all as listed on Schedule 2.1(k) (collectively, the “Permits”);

(l) all Actions of every kind and character solely pertaining to the School Assets;

(m) all insurance, warranty, condemnation and indemnification claim proceeds received after the Effective Date with respect to damage, destruction or loss of or to any School Assets;

(n) all advertising, marketing and promotional materials, and all other printed, written or electronic materials used by the University;

(o) all equity interests in the Acquired Subsidiaries; and

(p) the Additional Cash Amount.

2.2 Services Assets. The School Assets do not include the Services Assets, which are the following assets of Seller:

(a) the assets of Seller not listed or described in Section 2.1 or the related Schedules thereto;

(b) the Retained Property;

(c) all cash and cash equivalents of Seller, except as set forth in Section 2.1(p);

(d) all Contracts other than the Assumed Contracts;

(e) the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller;

(f) the Old Plans (as defined hereinafter) and assets attributable thereto;

(g) all rights of Seller arising under this Agreement and the Related Agreements; and

(h) the assets of Seller specifically listed or described on Schedule 2.2(h).

2.3 Liabilities Assumed by Buyer. Subject to the terms and conditions set forth herein, Buyer agrees, effective at the time of the Closing, to assume and to pay, perform and discharge when due, only the following Liabilities of Seller (collectively, the “Assumed Liabilities”) and no others:

(a) all Liabilities of Seller under the Assumed Contracts from and after the Closing to the extent, and only to the extent, such obligations first accrue and are required to be performed subsequent to the Closing (provided that such obligations did not arise as a result of a breach by Seller of any Assumed Contract prior to the Closing or a breach of Seller’s representations, warranties, covenants and agreements under this Agreement);

(b) all Liabilities of Seller with respect to the Campus Property (including any Permitted Encumbrances) from and after the Closing to the extent, and only to the extent, such obligations first accrue and are required to be performed subsequent to the Closing (provided that such obligations did not arise as a result of a breach of Seller’s representations, warranties, covenants and agreements under this Agreement);

(c) Current Liabilities; and

(d) all other Liabilities specifically listed on Schedule 2.3.

2.4 Liabilities Not Assumed. Anything in this Agreement to the contrary notwithstanding, it is expressly agreed that, except for the Assumed Liabilities, Buyer shall not assume any Liabilities of Seller of any kind, character or description (whether known, unknown, accrued, absolute, contingent or otherwise) (collectively, the “Excluded Liabilities”). The Excluded Liabilities include, without limitation, the following:

(a) any Liabilities relating to or arising out of the Services Assets;

(b) any Liabilities, including Liabilities arising under Educational Laws, related to or based on the operation of the University prior to the Closing, except to the extent specifically assumed as Assumed Liabilities under Section 2.3;

(c) subject to the terms of Section 6.3 below, any Liabilities of Seller with respect to current or former employees, officers, directors, retirees, independent contractors, or consultants of Seller relating to or arising out of their employment or engagement by Seller prior to the Closing or the cessation or termination thereof, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination, or other payments;

(d) any indebtedness of Seller for borrowed money;

(e) any Liabilities for (i) Taxes relating to the School Assets or the Assumed Liabilities for any taxable period ending prior to the Closing, (ii) any other Taxes of Seller for any taxable period, and (iii) any Liabilities of Seller for the unpaid Taxes of any Person, whether as a joint and several liability with another Person, as a transferee or successor, by contract, or otherwise;

(f) any Liabilities of Seller arising under or in connection with any Old Plan providing benefits to any present or former employee of Seller;

(g) any Liabilities of Seller with respect to Actions that are pending or threatened as of the Closing and that relate to the operations of the University prior to the Closing; and

(h) any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the other Related Agreements and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others.

3. PURCHASE PRICE; PAYMENT; PRORATIONS; ALLOCATIONS.

3.1 Purchase Price. In full consideration of the sale and transfer of the School Assets, Buyer shall assume the Assumed Liabilities and pay and deliver to Seller an amount equal to (a) the Base Purchase Price, plus (b) the Invested Amount. The Base Purchase Price, adjusted as provided above and in accordance with the procedures set forth in Section 3.4 below, is referred to herein as the “Purchase Price.”

3.2 Payment of Purchase Price; Loan. At the Closing, Buyer shall pay to Seller the Base Purchase Price by delivery of the duly executed and acknowledged Senior Secured Note and the Credit Agreement.

3.3 Prorations and Apportionments. In connection with the foregoing (and except to the extent otherwise provided in this Agreement):

(a) all sales Taxes, transaction privilege Taxes, personal property Taxes and assessments which are due or past due upon any of the School Assets as of the Effective Date, or which are due or past due in connection with the operation of the University on or before the Effective Date, will be paid by Seller at the Closing, together with any penalty or interest thereon.

(b) all transfer Taxes incurred in connection with transactions contemplated by this Agreement shall be borne by Seller, and Seller will file all necessary Tax Returns and other documentation with respect to all such transfer Taxes and fees, and the costs and expenses associated with the preparation and filing of such Tax Returns shall be borne by Seller. Buyer shall cooperate in good faith (i) in connection with the filing of any Tax Returns or other documentation with respect to such transfer Taxes, and (ii) to minimize transfer Taxes incurred in connection with transactions contemplated by this Agreement.

(c) all sales Taxes, transaction privilege Taxes, personal property Taxes and assessments upon any of the School Assets or in connection with the operation of the University which become due solely by reason of the transactions contemplated by this Agreement and which relate to periods prior to the Closing shall be the responsibility of Seller.

(d) current personal property Taxes will be prorated and adjusted between Buyer and Seller as of the Effective Date on a due date basis, taking into account any exemption or reduction in personal property Taxes that might result from Buyer’s status as an organization described in Section 501(c)(3) of the Code that is qualified to operate an educational organization described in Code Section 170(b)(1)(A)(ii). If current Tax bills are unavailable at the Effective Date, the prior year’s Tax bills will be used for proration purposes and Taxes will be re-prorated between Buyer and Seller when the current year’s Tax bills are received. Any amounts owed by Seller, on the one hand, or Buyer, on the other hand, with respect to such re-proration will be paid to the other Party within ten (10) days after the determination of such re-proration.

(e) general real estate Taxes for all prior years, if any, shall be paid by Seller, and any general real estate Taxes, if any, for the tax year of the Closing shall be prorated by Seller and Buyer as of the Effective Date.

(f) any bonds or special assessments against the Campus Property, including interest payable therewith, including any bonds or special assessments (or any installment payments due in regard to such bonds or special assessments), that may be incurred after the Effective Date as a result of or in relation to the construction or operation of Improvements that took place prior to the Effective Date shall be borne by the Seller.

(g) Seller shall be responsible for all operating expenses of the University for the period prior to Closing, and Buyer shall be responsible for such expenses incurred on and after the Closing Date.

(h) Except as otherwise provided herein, any update to any surveys of the Campus Property delivered by Seller, the premium for the Owner’s and Lender’s Title Policy and any endorsements, and prepayment or satisfaction of any loan or bond secured by the Campus Property including, without limitation, any prepayment fees, penalties or charges, shall be paid by the Seller, and any escrow fees, recording fees and all other costs and charges of any escrow for the sale of the Campus Property not otherwise provided for in this Subparagraph 3.3(h) or elsewhere in the Agreement shared equally by Buyer and Seller.

3.4 Post-Closing Adjustment to Purchase Price and Note Balance. As soon as reasonably practicable following the Closing Date, but in no event later than sixty (60) days thereafter, Seller and Buyer shall jointly prepare a certificate signed by a financial officer of each Party setting forth Seller’s calculations of (a) the final Purchase Price (computed as the Base Purchase Price paid at Closing plus the Invested Amount, provided that the final Purchase Price shall not exceed the fair market value of the School Assets as of June 30, 2018), and (b) the amount, if any, by which the cash and cash equivalents transferred by Seller to Buyer at Closing exceeded, or was less than, as applicable, the Required Cash Amount, together with such schedules and data as may be appropriate to support such calculation. Within ten (10) days following the execution of such certificate, (i) Buyer shall execute and deliver to Seller an amended Senior Secured Note (effective as of the Closing Date) reflecting a principal amount equal to the final Purchase Price plus the Buyer Expenses, and (ii) Buyer and Seller shall pay to or receive from the other, as applicable, cash in an amount necessary such that the amount of cash and cash equivalents transferred by Seller to Buyer at Closing is equal to the Required Cash Amount.

3.5 Allocations. The Purchase Price and any Assumed Liabilities, costs and other items included in “consideration” for purposes of Code Section 1060 (the “Section 1060 Consideration”) shall be allocated among the School Assets, the Assumed Liabilities and any other items of consideration based on the fair market values thereof as of the Effective Date determined and allocated in accordance with Code Section 1060 and the Treasury Regulations thereunder (provided, that only $1.00 shall be attributable to the purchase of the intangible School Assets). Within ninety (90) days after the Closing Date, Buyer shall prepare (or cause to be prepared) and submit for Seller’s review a schedule allocating the Section 1060 Consideration (the “Allocation”). Seller shall timely deliver all such documents and other information as Buyer may reasonably request in preparing the Allocation. If within thirty (30) days following receipt of the Allocation, Seller has not notified the Purchaser in writing of its disagreement with such allocation, such allocation shall be final and binding. If within such 30-day period Seller so notifies Buyer, the parties shall endeavor to resolve such disagreement and, upon doing so, shall make such revisions to the Allocation to reflect such resolution, which shall be final and binding. Thereafter, Buyer shall prepare, or cause to be prepared and delivered to Seller Form 8594 and any required exhibits thereto, and any similar forms required under applicable state, local or foreign Tax law, which shall conform to the Allocation, and Buyer and Seller shall each timely file (a) the applicable Form(s) 8594 with the Internal Revenue Service in accordance with the requirements of Code Section 1060; and (b) such other forms with the applicable Governmental Entities in accordance with the requirements of the applicable Tax law. The Parties agree that they will not take, nor will they permit any of their respective Affiliates to take, for Tax purposes, any position (whether in audits, Tax Returns or otherwise) that is inconsistent with such allocations unless required to do so by applicable Law.

4. CLOSING; CLOSING DELIVERIES.

4.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement and the Related Agreements, (the “Closing”), will occur at the offices of DLA Piper LLP, 2525 East Camelback Road, Suite 1000, Phoenix, Arizona 85016 at 9:00 a.m., Arizona time, on the Effective Date. The Closing shall be deemed to have occurred as of 12:01 a.m. on the Effective Date, and possession of the Campus Property shall be delivered to Buyer as of the Closing.

4.2 Closing Deliveries of Seller. At the Closing, Seller shall deliver, or cause to be delivered, to Buyer or Title Company (in its capacity as escrow holder with respect to the transfer of the Campus Property), all duly executed and acknowledged (where applicable):

(a) an executed counterpart signature page and acknowledgement (as applicable) with respect to each Loan Document to be executed by Seller, including without limitation the following:

(i) Credit Agreement;

(ii) Senior Secured Note;

(iii) Deed of Trust; and

(iv) Assignment of Rents and Leases.

(b) the Deed, executed and acknowledged;

(c) a bill of sale and assignment transferring to Buyer good and marketable title in and to the School Assets other than the Campus Property in the form of the bill of sale and assignment attached hereto as Exhibit D (the “Bill of Sale”);

(d) an assignment and assumption agreement in the form of the assignment and assumption agreement attached hereto as Exhibit E (the “Assignment and Assumption Agreement”);

(e) an intellectual property assignment agreement or agreements assigning Seller’s entire right, title and interest in the Intellectual Property Registrations to Buyer, duly executed by Seller;

(f) counterpart signature pages to the Master Services Agreement and any other Related Agreement to be entered into at the Closing;

(g) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(h) a good standing certificate for Seller from the State of Delaware;

(i) a counterpart signature page to an Affidavit of Property Value in the form of Exhibit F attached hereto and incorporated herein by this reference (the “Affidavit of Property Value”);

(j) an executed counterpart of the closing statement with respect to the Campus Property in the form attached hereto as Exhibit G (the “Closing Statement”);

(k) assignments of Seller’s Permits in forms reasonably acceptable to Buyer;

(l) the Consents listed on Schedule 4.2(l) (the “Required Consents”), which shall include all Permits of any Educational Agency or Accrediting Body which must be obtained prior to the Closing in order for the University to operate as it is currently operated and for the University to participate in all of the Student Financial Assistance Programs, including the Title IV Programs, under the ownership of Buyer (collectively, the “Pre-Acquisition Education Consents”, identified as such in Schedule 4.2(l));

(m) written evidence, in form satisfactory to Buyer, that all liens, claims and encumbrances relating to the School Assets have been released in full, other than Permitted Encumbrances;

(n) evidence of the termination or expiration of the requisite waiting period under the HSR Act.

(o) an affidavit pursuant to Section 1445(b)(2) of the Code, and on which Buyer is entitled to rely, that Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code, in the form of Exhibit H attached hereto and incorporated herein by this reference;

(p) instruments assigning equity of Acquired Subsidiaries to Buyer;

(q) an executed counterpart signature page to a waiver of potential conflicts involving certain Transferred Employees involved in the legal function of Seller prior to Closing, as mutually agreed between parties; and

(r) such other documents or instruments as Buyer or Title Company may reasonably request.

4.3 Closing Deliveries of Buyer. At the Closing, Buyer shall deliver, or cause to be delivered, to Seller, all duly executed and acknowledged (where applicable):

(a) an executed counterpart signature page and acknowledgement (as applicable) with respect to each Loan Document to be executed by Buyer, including without limitation the following:

(i) Credit Agreement;

(ii) Senior Secured Note;

(iii) Deed of Trust; and

(iv) Assignment of Rents and Leases.

(b) a counterpart signature page to the Bill of Sale;

(c) a counterpart signature page to the Assignment and Assumption Agreement;

(d) a counterpart signature pages to the Master Services Agreement and any other Related Agreement to be signed at the Closing;

(e) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Buyer certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(f) a good standing certificate for Buyer from the State of Arizona;

(g) a counterpart signature page to the Affidavit of Property Value;

(h) an executed counterpart of the Closing Statement;

(i) an executed counterpart signature page to a waiver of potential conflicts involving certain Transferred Employees involved in the legal function of Seller prior to Closing, as mutually agreed between parties; and

(j) such other documents or instruments as Seller or Title Company may reasonably request.

4.4 Title and Escrow.

(a) Contemporaneously with the execution of this Agreement, the parties hereto shall deposit an executed counterpart of this Agreement with Title Company and this Agreement shall serve as instructions to Title Company as the escrow holder for consummation of the purchase and sale of the Campus Property contemplated hereby. Seller and Buyer agree to execute such additional escrow instructions as may be appropriate to enable the Title Company, as escrow holder, to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

(b) Title Company has prepared the Closing Statement with respect to the Campus Property and Buyer and Seller have had sufficient opportunity to review the Closing Statement prior to the Effective Date.

(c) Title Company agrees be bound by the terms of this Agreement as they relate to the duties of Title Company. However, such agreement does not constitute Title Company as a party to this Agreement and no consent or approval from Title Company shall be required to amend, extend, supplement, cancel or otherwise modify this Agreement except to the extent any such action increases the duties of Title Company or exposes Title Company to increased liability, in which such action shall not be binding on Title Company unless Title Company has consented to the same in writing.

(d) Title Company agrees to be the designated “reporting person” under §6045(e) of the U.S. Internal Revenue Code of 1986 as amended (with respect to the real estate transaction described in this Agreement) and to prepare, file and deliver such information, returns and statements as the U.S. Treasury Department may require by regulations or forms in connection with such requirements, including Form 1099-B.

5. REPRESENTATIONS AND WARRANTIES.

5.1 Seller’s Representations and Warranties. For purposes of Sections 5.1(i), (k), (l), (m), (n), (p), (q), and (r), “Seller” shall mean Seller and all of the Acquired Subsidiaries, as may be applicable. Seller represents and warrants to Buyer as of the Effective Date as follows:

(a) Organization. Seller and each Acquired Subsidiary is a corporation or limited liability company, as applicable, duly organized, validly existing, and in good standing under the laws of its respective state of incorporation or formation. Seller and each Acquired Subsidiary has full power and lawful authority to (i) own and operate its assets, properties and business, (ii) carry on its businesses as currently being conducted, and (iii) in the case of Seller only, enter into this Agreement and all Related Agreements, and consummate the transactions contemplated hereby and thereby. Seller and each Acquired Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership of School Assets or the operation of the University as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect. No party other than Seller has any right, title or interest in any Acquired Subsidiary. Each Acquired Subsidiary is governed by that certain Operating Agreement as set forth on Schedule 2.1(o).

(b) Due Authorization; Enforceability; No Conflicts. The execution, delivery and performance of this Agreement and the Related Agreements have each been duly authorized by all necessary corporate or other action on the part of Seller. This Agreement and each Related Agreement (i) have been duly executed and delivered by the Seller, (ii) constitute the legal, valid and binding obligation of Seller, enforceable against it in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar Laws affecting creditors generally, and (iii) are sufficient to convey title (if they purport to do so). Except as set forth on Schedule 5.1(b), Seller’s execution, delivery and performance of this Agreement and each Related Agreement to which it is party do not (i) constitute a breach or violation of Seller’s certificate of incorporation or bylaws, (ii) constitute a breach or violation of any Law, or a violation of any Governmental Order by which Seller or any of the School Assets are bound or affected, (iii) result in the creation of any lien, claim or charge on the School Assets (other than Permitted Encumbrances), (iv) result in the acceleration of any material debt owed by Seller; or (v) result in a violation or breach of, conflict with, or constitute a default under any of the terms, conditions or provisions of, any agreement, instrument or obligation to which Seller or any Acquired Subsidiary is a party, or by which it or any of the School Assets are bound; except in the case of clauses (ii), (iv) and (v) for any such breach or violation that would not have a Material Adverse Effect.

(c) Title; Ownership. Except as set forth on Schedule 5.1(c), Seller has good and marketable title to the School Assets, with full right to convey the same, and at the Closing Buyer will receive, good and marketable title to the School Assets, free and clear of all liens and encumbrances other than the Permitted Encumbrances. Except as set forth on Schedule 5.1(c), each Acquired Subsidiary has good and marketable title to its respective Acquired Subsidiary Assets, free and clear of all liens and encumbrances other than the Permitted Encumbrances. The tangible School Assets and the Acquired Subsidiary Assets are in a good state of repair and operating condition, ordinary wear and tear excepted. Following the Closing, Seller will not have any continuing right, title or interest in such School Assets.

(d) Litigation; Orders. Except as set forth on Schedule 5.1(d), there are no Actions pending or, to Seller’s knowledge, threatened in writing against or by Seller or any Affiliate of Seller that (i) challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement, or (ii) if determined adversely to Seller or any such Affiliate, would impact Buyer or the operation of the University following the Closing. There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against, relating to or affecting the University.

(e) Assumed Contracts; Acquired Subsidiary Contracts. A correct and complete copy of each Assumed Contract (including all material amendments, modifications, extensions, renewals, schedules, exhibits or ancillary agreements with respect thereto) has been provided or made available to Buyer. Each Assumed Contract is in full force and effect and is valid, binding and enforceable against the Seller, and, to Seller’s knowledge, each other party thereto in accordance with its terms, except to the extent that any failure to be in full force and effect or to be valid, binding and enforceable would not have a Material Adverse Effect. Neither the Seller, nor, to the Seller’s knowledge, any other party thereto, is in breach or violation of, or default under, any Assumed Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Assumed Contract. A correct and complete copy of each Contract (each, an “Acquired Subsidiary Contract”) to which an Acquired Subsidiary is a party (including all material amendments, modifications, extensions, renewals, schedules, exhibits or ancillary agreements with respect thereto) has been provided or made available to Buyer. Each Acquired Subsidiary Contract is in full force and effect and is valid, binding and enforceable against the applicable Acquired Subsidiary, and, to Seller’s knowledge, each other party thereto in accordance with its terms, except to the extent that any failure to be in full force and effect or to be valid, binding and enforceable would not have a Material Adverse Effect. Neither the Seller, nor, to the Seller’s knowledge, any other party thereto, is in breach or violation of, or default under, any Acquired Subsidiary Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation, breach or default under any Acquired Subsidiary Contract.

(f) Employees. Except as set forth on Schedule 5.1(f), none of the Transferred Employees or any employee of any Acquired Subsidiary (each, an “Acquired Subsidiary Employee”) has any employment or similar Contract (written or otherwise) with Seller or any Acquired Subsidiary. None of Seller or any Acquired Subsidiary has any collective bargaining or union Contracts and there is no union campaign presently being conducted to solicit employees to authorize a union to request a National Labor Relations Board certification election with respect to any of the Transferred Employees. Each of Seller and the Acquired Subsidiaries is in compliance, in all material respects, with all applicable Laws relating to labor, employment, termination of employment or similar matters, including laws relating to disability, labor relations, discrimination, hours of work, payment of wages and overtime wages, employee classification, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not engaged in any unfair labor practices or similar prohibited practices, and there are no pending, or to the Seller’s knowledge threatened, charges or complaints by any current or former employees of Seller or the Acquired Subsidiaries or any Governmental Entity alleging a violation of any such law.

(g) Financial Statements. Seller has made available to Buyer true and complete copies of the audited balance sheets of Seller at December 31, 2017 and 2016 and the related audited statements of earnings, stockholders’ equity and cash flows for the years ended December 31, 2017, 2016 and 2015, with a report thereon from an independent auditor (the “Financial Statements”). Such Financial Statements were included in Seller’s annual report on Form 10-K, as filed with the Securities and Exchange Commission on February 21, 2018 (the “2017 Form 10-K”) The Financial Statements have been prepared in accordance with GAAP consistently applied and maintained throughout the periods indicated and present fairly, in all material respects, the financial condition and results of operations of Seller reflected therein as of the indicated dates and for the indicated periods and are consistent with the books and records of Seller. The books and accounts of Seller as they relate to the University and the School Assets are complete and correct in all material respects and fairly reflect all of the transactions, items of income and expense and all assets and Liabilities of the University as they relate to the School Assets. Seller has made available to Buyer the audited balance sheets and related statements of earnings, stockholders’ equity and cash flows of Seller as filed with the DOE for each of the periods referenced above.

(h) Intellectual Property Rights. For the purposes of this Section 5.1(h), “School Assets” shall be deemed to also include the Acquired Subsidiary Assets of the Acquired Subsidiary.

(i) Schedule 2.1(f) lists all (A) Intellectual Property Registrations included within the School Assets, and (B) Intellectual Property Assets, including software, that are not registered but that are included within the School Assets and are material to the operation of the University. All required filings and fees related to the Intellectual Property Registrations have been timely filed with and paid to the relevant Governmental Entities and authorized registrars, and all Intellectual Property Registrations are otherwise in good standing.

(ii) Seller, or, as applicable, an Acquired Subsidiary, is the sole and exclusive legal and beneficial, and with respect to the Intellectual Property Registrations, record, owner of all right, title and interest in and to the Intellectual Property Assets, and has the valid right to use all other Intellectual Property used in or necessary for the operation of the University as currently operated, in each case, free and clear of all liens, claims, and encumbrances other than Permitted Encumbrances. Without limiting the generality of the foregoing, Seller, or, as applicable, an Acquired Subsidiary, has taken reasonable measures to cause current and former employees and independent contractors of Seller or such Acquired Subsidiary, to assign to Seller or such Acquired Subsidiary, any ownership interest and right they may have in the Intellectual Property Assets and acknowledge Seller’s, or such Acquired Subsidiary’s, exclusive ownership of all Intellectual Property Assets.

(iii) The Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements that are included within the School Assets, together with the Intellectual Property owned or licensed by Seller and any Acquired Subsidiaries and included within the Services Assets, are all of the Intellectual Property necessary to operate the

University as presently operated. Except as set forth on Schedule 5.1(h)(iii), the consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Buyer’s right to own, use or hold for use any Intellectual Property being acquired by Buyer hereunder. Without limiting the generality of the foregoing, following the consummation of the transactions contemplated hereunder, Buyer will either own directly (or indirectly through an Acquired Subsidiary) or, pursuant to the Master Services Agreement, receive the benefit of all Intellectual Property Assets currently used in the operation of the University without necessitating payment of any royalties, license fees, or other amounts other than the Services Fees as defined in the Master Services Agreement.

(iv) Seller’s and the Acquired Subsidiaries’ rights in the Intellectual Property Assets are valid, subsisting and enforceable. Seller and the Acquired Subsidiaries have taken reasonable measures to protect the confidentiality of trade secrets related to the University that are owned or used by Seller and the Acquired Subsidiaries, and to Seller’s knowledge, such trade secrets have not been used or disclosed by any Person except pursuant to a nondisclosure and/or license agreement that has not been breached.

(v) Except as otherwise indicated on Schedule 5.1(h)(v), since the Compliance Date, to Seller’s knowledge, (A) the operation of the University as currently and formerly conducted, and the Intellectual Property Assets and Intellectual Property licensed under the Intellectual Property Agreements as currently or formerly owned, licensed or used by Seller or the Acquired Subsidiaries, do not infringe, misappropriate, dilute or otherwise violate, and have not infringed, misappropriated, diluted or otherwise violated, the Intellectual Property or other rights of any Person; and (B) no Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Intellectual Property Assets.

(vi) There are no legal proceedings (including any oppositions, interferences or re-examinations) pending or, to the knowledge of Seller, threatened (including in the form of offers to obtain a license): (A) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by Seller or any Acquired Subsidiary in connection with the operation of the University; (B) challenging the validity, enforceability, registrability or ownership of any Intellectual Property Assets or Seller’s or an Acquired Subsidiaries’ rights with respect to any Intellectual Property Assets; or (C) by Seller or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of any Intellectual Property Assets. None of Seller or any Acquired Subsidiary is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Intellectual Property Assets.

(i) Tax Matters. Except as set forth on Schedule 5.1(i):

(i) Seller has timely filed all Tax Returns required to be filed by Seller and such Tax Returns were correct and complete in all material respects and prepared in compliance, in all material respects, with applicable Law. Seller has timely paid all Taxes shown on such Tax Returns as due and owing (taking into account any and all extensions granted by any applicable Taxing Authority for the making of such filings and payments). Seller is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business. Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2.

(ii) Seller has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(iii) No material Actions, disputes, claims, or issues have been raised or are currently pending by any Taxing Authority in connection with any of the Tax Returns with respect to the School Assets or the Assumed Liabilities. No waivers of statutes of limitation with respect to the Tax Returns have been given by or requested from Seller with respect to the School Assets or the Assumed Liabilities. There are no agreements or arrangements (whether or not written) existing at any time at or before the Closing, binding Seller, that provides for the allocation, apportionment, sharing or assignment of any Tax Liability or benefit, for the principal purpose of determining any other Person’s Tax Liability in effect with respect to the School Assets or the Assumed Liabilities. None of the School Assets is “tax exempt use property” (within the meaning of Section 168(h) of the Code). None of the School Assets is a lease made pursuant to Section 168(f)(8) of the Code. Except as set forth on Schedule 5.1(i), the School Assets do not include any shares of corporate stock, partnership or limited liability company interests or any other equity interests in any Person.

(iv) Seller has timely paid, or caused to be paid, prior to the Effective Date, all Taxes required to be paid prior to the Closing, the non-payment of which would result in a lien or encumbrance on any School Asset. Seller has established, or caused to be established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of all Taxes which arise from or with respect to the School Assets and are incurred in or attributable to any period prior to the Closing (irrespective of whether such period ends prior to the Effective Date or straddles the Effective Date), the non-payment of which would result in a lien or encumbrance on any School Asset.

(v) No jurisdiction in which Seller has not filed Tax Returns has asserted in writing that Seller is liable for income or franchise Taxes related to the School Assets due to a “nexus” with such jurisdiction.

(vi) None of Seller’s Tax Returns are currently the subject of audit.

(vii) Seller is not a party to any agreement, contract, arrangement or plan that, as a result of or in connection with the transactions contemplated hereby, could result, separately or in the aggregate, in the payment of (A) any “excess parachute payment” within the meaning of Section 280G of the Code (or any corresponding provision of state, local or non-U.S. Tax law) or (B) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or non-U.S. Tax Law).

(viii) Seller has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was

Seller) nor does Seller have any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. law), as a transferee or successor, by contract or otherwise.

(ix) Seller will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing as a result of any of the following: (A) a change in a method of accounting for a taxable period ending prior to the Effective Date under Section 481(c) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law); (B) the use of an improper method of accounting for a taxable period ending prior to the Effective Date; (C) a “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Effective Date; (D) intercompany transactions or an excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or Non-U.S .income Tax law); (E) an installment sale or open transaction disposition made prior to the Effective Date; (F) prepaid amounts received prior to the Effective Date; or (G) an election under Section108(i) of the Code.

(x) Within the past three years, Seller has not distributed the stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(xi) Seller is not or has not been a party to any “listed transaction,” as defined in Section 6707A(c)(2) of the Code and Treasury Regulations Section 1.6011-4(b)(2).

(j) Insurance. Seller maintains for itself and the Acquired Subsidiaries insurance policies that are customary for companies of similar size in the industries in which it operates, and all material and currently effective insurance policies maintained by Seller are with reputable insurance carriers and provide adequate coverage for all normal risks incidental to Seller’s business and its respective properties and assets. With respect to the Improvements, Seller maintains or causes to be maintained a policy or policies of insurance in amounts equal to the full replacement value of the Improvements, insuring against all insurable risks, including, without limitation, fire, vandalism, malicious mischief, lightning, windstorm, water, earthquake and other perils customarily covered by casualty insurance and the costs of demolition and debris removal. Complete and correct copies of each such insurance policy have been made available to Buyer. With respect to each such insurance policy, (i) such insurance policy is in full force and effect and premiums due thereon have been paid, (ii) none of Seller and any Acquired Subsidiary is in breach or default under, or has taken any action or failed to take any action that would constitute a breach or default (or an action or inaction that with notice or lapse of time or both would become a default) under, any such insurance policy that would result in a Material Adverse Effect, (iii) to Seller’s knowledge, no insurer on any such insurance policy has been declared insolvent or placed in receivership, conservatorship or liquidation and (iv) no notice of cancellation or termination has been received by Seller or any Acquired Subsidiary with respect to any such insurance policy.

(k) Compliance with Laws and Educational Laws.

(i) Since the Compliance Date, Seller and the University have qualified for and maintained all Permits, including all Educational Approvals from Educational Agencies, necessary to the conduct of the business and operations of the University, including to own or lease its property and offer all of its educational programs and operate all of its campus locations. Without limiting the forgoing, the University is a party to, and is in compliance in all material respects with, a valid and effective PPA with DOE and the University has a current and materially accurate Eligibility and Certification Approval Report (“ECAR”) issued by DOE. Schedule 5.1(k) contains a complete listing of all Educational Approvals (including Educational Approvals pertinent to distance education programs) currently in effect.

(ii) Since the Compliance Date, the University has maintained all state authorizations and other forms of Educational Approvals material to the conduct of its distance education programs and has complied, in all material respects with all requirements of 34 C.F.R. § 600.9 with regard to its physical locations.

(iii) Since the Compliance Date, Seller has conducted the operations of the University in compliance, in all material respects, with all applicable Laws, including Educational Laws.

(iv) The University is, and since the Compliance Date has been, duly qualified as, and in compliance in all material respects with, with the DOE definition of, a “proprietary institution of higher education” as defined in 34 C.F.R. § 600.5.

(v) Neither Seller nor the University has received written notice that any of its Educational Approvals will not be renewed. To the knowledge of the Seller, there are no proceedings pending to revoke, withdraw, suspend, limit, condition, restrict, place on reporting or place on probation any Educational Approval, or to require the University to show cause why any Educational Approval should not be revoked; and, to the knowledge of Seller, there are no facts, circumstances or omissions concerning Seller or the University that could reasonably result in any such proceeding.

(vi) In addition, and without limiting the foregoing:

(A) Since the Compliance Date, the University has not received greater than ninety percent (90%) of its revenues from the Title IV Program during any completed fiscal year or for the ten month period ended October 31, 2017, as such percentage is required to be calculated under 34 C.F.R. §§ 668.14 and 668.28. Schedule 5.1(k)(vi)(A) sets forth the audited percentages of revenue that the University received from Title IV Programs for the fiscal years ended December 31, 2016 and 2015, as such percentages are required to be calculated under 34 C.F.R. §§ 668.14 and 668.28.

(B) Since the Compliance Date, each educational program offered by the University is, and since the Compliance Date has been, an eligible program in compliance with the requirements of 34 C.F.R. § 668.8.

(C) Schedule 5.1(k)(vi)(C) contains a listing of all Student Financial Assistance Programs offered by the University since the Compliance Date, including a notation to identify those Student Financial Assistance Programs that are currently available to students of the University.

(D) Since the Compliance Date, Seller and the University have been in compliance, in all material respects, with all applicable rules, regulations and requirements pertaining to the University’s participation in any Student Financial Assistance Program.

(E) Since the Compliance Date, Seller and the University have complied, with the requirements set forth at 20 U.S.C. § 1094(a)(20) and 34 C.F.R. § 668.14(b)(22) regarding the payment of commissions, bonuses, or other payments based directly or indirectly on success in securing enrollments or awarding Title IV Program funds to any Person responsible for any student recruiting or admission activities or engaged in or responsible for decisions regarding the awarding of Title IV Program funds for or on behalf of Seller or the University.

(F) Since the Compliance Date, the University has calculated and paid refunds and calculated dates of withdrawal and leaves of absence in compliance, in all material respects, with all applicable Educational Laws.

(G) To the knowledge of Seller, since the Compliance Date, the University has not provided any portion of an education program by correspondence, or admitted students who were incarcerated or had neither a high school diploma nor the recognized equivalent of a high school diploma.

(H) Since the Compliance Date, the University has had a financial responsibility “composite score” of at least 1.5 for each completed fiscal year, as calculated in accordance with the DOE’s formula at 34 C.F.R. § 668.172.

(I) Schedule 5.1(k)(vi)(I) sets forth a list of the University’s official cohort default rates for loans administered under the Title IV Programs, as calculated by DOE pursuant to 34 C.F.R. Part 668 Subparts M and N, for the three most recently completed federal fiscal years for which such official rates have been published.

(J) Since the Compliance Date, no Educational Agency has required the University to post a letter of credit or bond or other form of surety for any reason, including any request for a letter of credit based on late refunds pursuant to 34 C.F.R. § 668.173, or required or requested that the University process its Title IV Program funding under the reimbursement or heightened cash monitoring-level 2 procedures set forth at 34 C.F.R. § 668.162(d) or (e)(2).

(K) Since the Compliance Date, the University has in all material respects timely applied for and received the necessary Educational Approvals for the addition of any new educational programs or locations.

(L) Since the Compliance Date, the University has complied, in all material respects, with the disclosure, reporting and certification requirements related to gainful employment, as set forth at 34 C.F.R. § 668.6 or 34 C.F.R. § 668.401, et. seq., as applicable to the University for the relevant periods. Except as set forth on Schedule 5.1(k)(vi)(L), no University program has received a final debt-to-earnings rate that is failing or in the “zone.”

(M) Since the Compliance Date, the University has complied, in all material respects, with all Law applicable to the recruitment of students. Since the Compliance Date, neither Seller nor the University has contracted with any outside organization to provide marketing or student recruiting services to the University.

(N) Schedule 5.1(k)(vi)(N) sets forth a list of all compliance audits (including site visits or other compliance reviews) conducted by any Educational Agency since the Compliance Date, including any entity that administers any Student Financial Assistance Program, with respect to Seller or the University (each, a “Compliance Review”). The University has complied with, and resolved all of the findings and conditions arising from, any Compliance Review.

(O) Neither Seller nor the University has provided any educational instruction on behalf of any other institution or organization, and no other institution or organization has provided any educational instruction on behalf of the University.

(P) Since the Compliance Date, Seller and the University have complied, in all material respects, with Educational Law regarding misrepresentations, including 34 C.F.R. Part 668 Subpart F.

(Q) Since the Compliance Date, the University has complied, in all material respects, with Laws and Educational Laws governing preferred lender relationships and Private Educational Loans, including, but not limited to, the Truth in Lending Act, the Equal Credit Opportunity Act, and Fair Credit Reporting Act.

(R) With respect to any location or facility that has closed or at which the University has ceased operating educational programs since the Compliance Date, or any program that it has ceased offering since the Compliance Date, the University has complied, in all material respects, with all Educational Laws related to the closure or cessation of instruction at such location or facility, or with respect to any discontinued program, including, without limitation, requirements for teaching out students from such location, facility, or program.

(S) Since the Compliance Date, the Seller and the University have been in compliance, in all material respects, with all Laws, as well as their own policies, relating to privacy, data security and the management and use of personal information.

(vii) Neither Seller, nor any Person that exercises Substantial Control over Seller or the University (as the term “Substantial Control” is used in 34 C.F.R. §668.174(b)

and (c)) (“Substantial Control”), nor any member of such Person’s family (as the term “family” is defined in 34 C.F.R. §600.21(f)), either alone or together, (A) exercises or exercised Substantial Control over an institution other than the University or over a third-party servicer (as that term is defined in 34 C.F.R. §668.2) that owes a liability for a violation of a Title IV Program or other HEA program requirement, or (B) owes a liability for a Title IV Program or other HEA program violation.

(viii) At no time has Seller or the University, nor any Person that exercises Substantial Control over any of them, filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy. None of Seller or the University, nor any Person that exercises Substantial Control over any of them, has pled guilty to, has pled nolo contendere to, or has been found guilty of a crime involving the acquisition, use, or expenditure of funds under the Title IV Programs or has been judicially determined to have committed fraud involving funds under the Title IV Programs.

(ix) To Seller’s knowledge, neither Seller nor the University currently employs, or since the Compliance Date has employed, any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, or contracted with any institution or third-party servicer, which has been terminated under the Title IV Programs for a reason involving the acquisition, use, or expenditure of federal, state or local government funds, or has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state, or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state, or local government funds.

(l) Conduct in the Ordinary Course of Business. Since the ending date of the Financial Statements, Seller has operated its business in the ordinary course consistent with past practices.

(m) Suppliers. Seller has provided to Buyer a complete and accurate list of the names and addresses of suppliers of items related to the University or the School Assets as of the date hereof. Since the date of the Financial Statements, there has not been any material change in the terms and conditions of sale of, supplies or other products or services supplied to Seller by any Significant Suppliers, and Seller has no knowledge that there will be such a change. To Seller’s knowledge, there is no dispute with any Significant Supplier that would reasonably be expected to jeopardize Seller’s relationship or, following the Closing, Buyer’s relationship with that Significant Supplier, as the case may be. For the purposes of this Agreement, “Significant Supplier” shall mean the top 20 suppliers, by dollar volume of Seller for each of the two most recent fiscal years.

(n) Undisclosed Liabilities. Seller has no Liabilities with respect to the University, except (a) those which are adequately reflected or reserved against in the Financial Statements to the extent required by GAAP, and (b) those which have been incurred in the ordinary course of business consistent with past practice since the date of the most recent Financial Statements and which are not, individually or in the aggregate, material in amount.

(o) Campus Property.

(i) Schedule 5.1(o)(i) sets forth each parcel of Real Property that is (i) owned by Seller or any Acquired Subsidiary (whether directly or indirectly), and (ii) not specifically identified as a Services Asset, including with respect to each property, the legal description, the address location (if applicable) and use. Seller or such Acquired Subsidiary has delivered to Buyer copies of the deeds and other instruments (as recorded) by which Seller or such Acquired Subsidiary acquired such parcel of Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of Seller with respect to such parcel. With respect to the Campus Property, except as set forth on Schedule 5.1(o)(i):

(A) Seller or the applicable Acquired Subsidiary has good and marketable fee simple title, free and clear of all liens, claims, and encumbrances, except Permitted Encumbrances;

(B) neither Seller nor the applicable Acquired Subsidiary has leased or otherwise granted to any Person the right to use or occupy its Campus Property or any portion thereof; and

(C) there are no unrecorded outstanding options, rights of first offer or rights of first refusal to purchase the Campus Property or any portion thereof or interest therein.

(ii) Except as set forth on Schedule 5.1(o)(ii):

(A) neither Seller nor any Acquired Subsidiary leases any Campus Property from any Person; and,

(B) to Seller’s knowledge, there are no written or oral leases or rights of occupancy in force relating to the Campus Property, and no person has any right of possession or occupancy in any part of the Campus Property.

(iii) Neither Seller nor any Acquired Subsidiary has received any written notice of (i) material violations of building codes and/or zoning ordinances or other governmental or regulatory Laws affecting the Campus Property, (ii) existing, pending or threatened condemnation proceedings affecting the Campus Property, or (iii) existing, pending or threatened zoning, building code or other moratorium proceedings, or similar matters which could reasonably be expected to materially and adversely affect the ability to operate the Campus Property as currently operated. Neither the whole nor any material portion of any Campus Property has been damaged or destroyed by fire or other casualty.

(iv) To Seller’s knowledge, water, sewer, and electrical lines are presently installed to the property line of the Campus Property, are available and adequate for intended use at the Campus Property, and are in good working order.

(v) The Campus Property is sufficient for the continued operation of the University after the Closing in the manner contemplated by the transactions contemplated hereby.

(p) Accounts Receivable. The accounts receivable included among the School Assets (i) have arisen from bona fide transactions entered into by Seller involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (ii) subject to Seller’s reserve for doubtful accounts, constitute valid claims of Seller not subject to known claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice.

(q) Environmental Matters.

(i) Except as would not have a Material Adverse Effect:

(A) The operations of Seller with respect to the University and the School Assets, and the University and the School Assets themselves, are currently and have been in compliance with all Environmental Laws. Seller has not received from any Person, with respect to the University or the School Assets, any: (A) Environmental Notice or Environmental Claim; or (B) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Effective Date.

(B) Seller has obtained and is in compliance with all Environmental Permits (each of which is disclosed in Schedule 5.1(q)(i)) necessary for the operation of the University as currently conducted or the ownership, lease, operation or use of the School Assets and all such Environmental Permits are in full force and effect in accordance with Environmental Law

(C) Neither the University nor the School Assets is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(D) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the University or the School Assets, and Seller has not received an Environmental Notice that either the University or any of the School Assets (including soils, groundwater, surface water, buildings and other structure located thereon) has been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller.

(E) Seller has not retained or assumed, by contract or operation of Law, any Liabilities or obligations of third parties under Environmental Law.

(F) Neither the University nor the School Assets contains, or has previously contained, any Hazardous Materials at, on or under such property in amounts or concentrations that constitute or constituted a violation of, or could give rise to liability under, Environmental Laws.

(G) Seller has not received any written notice of, or inquiry from any Governmental Authority regarding, any violation, alleged violation, non-compliance, liability or potential liability arising under Environmental Laws with regard to the University or the School Assets, nor does Seller have knowledge or reason to believe that any such notice will be received or is being threatened.

(H) Hazardous Materials have not been transported or disposed of from the University or the School Assets, or generated, treated, stored or disposed of at, on or under any portion of the University or the School Assets or any other location, in each case by or on behalf of the Seller or any Subsidiary in violation of, or in a manner that would be reasonably likely to give rise to liability under, any applicable Environmental Laws.

(I) No judicial proceeding or governmental or administrative action is pending or, to Seller’s knowledge, threatened in writing, under any Environmental Laws to which the Seller or any Subsidiary is or, to Seller’s knowledge, will be named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Laws with respect to the Seller, any Subsidiary, or the University or the School Assets.

(ii) Seller has provided or otherwise made available to Buyer any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the University or the School Assets which are in the possession or control of Seller related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials.

(r) Employee Benefits.

(i) Seller has made available to Buyer a true and correct list of each benefit, retirement, compensation, employment, consulting, incentive, bonus, performance award, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and/or other similar agreements, plans, policies, program or arrangements (and any amendments thereto) which is or has been maintained, sponsored, contributed to, or required to be contributed to by Seller for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant or any spouse or dependent of such individual, or under which Seller or any of its ERISA Affiliates has or may have any Liability (each, a “Benefit Plan”).

(ii) Seller has established, administered and maintained its Benefit Plans in accordance with their terms and in compliance, in all material respects, with all applicable Laws (including ERISA and the Code).

(iii) No Benefit Plan: (A) is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; or (B) is a “multi-employer plan” (as defined in Section 3(37) of ERISA). Except as would not have a Material Adverse Effect, Seller has not: (x) withdrawn from any pension plan under circumstances resulting (or expected to result) in liability; or (y) engaged in any transaction which would give rise to a liability under Section 4069 or Section 4212(c) of ERISA.

(iv) No facts or circumstances exist with respect to the Benefit Plans that, with or without notice or lapse of time or both, would impose upon Buyer any Liability for any Benefit Plan or otherwise have a Material Adverse Effect.

(s) Broker. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by Buyer in connection with the transactions contemplated by this Agreement or any of the Related Agreements based upon arrangements made by or on behalf of, or executed by, Seller.

(t) Not a Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Federal Code.

(u) No Other Representations or Warranties. Except for the representations and warranties contained in Section 5.2 or any Related Agreement, Seller acknowledges that (i) neither Buyer nor any other Person on behalf of Buyer makes any other express or implied representation or warranty with respect to Buyer or with respect to any other information provided to Seller in connection with the transactions contemplated by this Agreement or the Related Agreements, and (ii) except in the case of fraud or intentional misrepresentation, neither Buyer nor any other Person will have or be subject to any Liability or indemnification obligation to Seller or any other Person resulting from the distribution to Seller, or Seller’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Seller in certain “data rooms” or management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement, including in management presentations, “data rooms” or via any Representative or other Person.

(v) Scope of Representations and Warranties. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT OR THE RELATED AGREEMENTS, SELLER IS NOT MAKING ANY REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY.

5.2 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as of the Effective Date as follows:

(a) Organization. Buyer is a nonprofit corporation duly organized, validly existing and in good standing under the laws of the State of Arizona and has the power and authority to (i) enter into this Agreement and the Related Agreements, and (ii) consummate the transaction contemplated by this Agreement and the Related Agreements.

(b) Due Authorization; Enforceability; No Conflicts. The execution, delivery and performance of this Agreement and each Related Agreement by Buyer have each been duly authorized by all necessary action on the part of Buyer; provided that Buyer is a nonprofit corporation and does not have outstanding capital stock and, accordingly, no vote or consent of the holders of any class or series of capital stock of Buyer is necessary to approve this Agreement or the Related Agreements or the transactions contemplated hereby. This Agreement and each Related Agreement (i) have been duly executed and delivered by Buyer and (ii) constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws affecting creditors generally. Buyer’s execution, delivery and performance of this Agreement and the Related Agreements do not (i) constitute a breach or violation of Buyer’s articles of incorporation or bylaws, (ii) constitute a breach or violation of any law, rule, regulation, material agreement, indenture, deed of trust, mortgage, loan agreement or any material instrument to which Buyer is a party or by which Buyer is bound or affected, or (iii) constitute a violation of any order, judgment or decree by which Buyer is bound or affected, except in each case for any such breach or violation that would not impair Buyer’s ability to timely perform its obligations under this Agreement or the Related Agreements or to consummate the transactions contemplated hereby or thereby.

(c) Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(d) Broker. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by Seller in connection with the transactions contemplated by this Agreement or any of the Related Agreements based upon arrangements made by or on behalf of, or executed by, Buyer.

(e) No Other Representations or Warranties. Except for the representations and warranties contained in Section 5.1, Buyer acknowledges that (i) Buyer accepts the Campus Property “as is where is” with no representation or warranty of Seller as to the condition thereof, (ii) neither Seller nor any other Person on behalf of Seller makes any other express or implied representation or warranty with respect to Seller, the University or the School Assets or with respect to any other information provided to Buyer in connection with the transactions contemplated by this Agreement or the Related Agreements, and (iii) except in the case of fraud or intentional misrepresentation, neither Seller nor any other Person will have or be subject to any liability or indemnification obligation to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Buyer in certain “data rooms” or management presentations or in any other form in expectation of, or in connection with, the transactions contemplated by this Agreement, including in management presentations, “data rooms” or via any Representative or other Person.

(f) Tax Matters. Buyer is an organization described in Section 501(c)(3) of the Code and is qualified to operate an educational organization described in Code Section 170(b)(1)(A)(ii). Buyer has provided a determination letter from the Internal Revenue Service confirming the same.

(g) Compliance with Laws; Education Consents. None of Buyer, any Person that exercises Substantial Control over Buyer, or member of such Person’s family (as the term “family” is defined in 34 C.F.R. §600.21(f)), alone or together, (i) exercises or exercised Substantial Control over any institution or over a third-party servicer (as that term is defined in 34 C.F.R. §668.2) that owes a liability for a violation of a Title IV Program or other HEA program requirement, or (ii) owes a liability for a Title IV Program or other HEA program violation. At no time has Buyer, or any Affiliate of Buyer, or any Person that exercises

Substantial Control over any of them, filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy. Neither Buyer, nor any Person that exercises Substantial Control over Buyer, has pled guilty to, has pled nolo contendere to, or has been found guilty of a crime involving the acquisition, use, or expenditure of funds under the Title IV Programs or has been judicially determined to have committed fraud involving funds under the Title IV Programs. To Buyer’s knowledge, Buyer does not currently employ any individual or entity in a capacity that involves the administration or receipt of funds under the Title IV Programs, or contracted with any institution or third-party servicer, which has been terminated under the Title IV Programs for a reason involving the acquisition, use, or expenditure of federal, state or local government funds, or has been convicted of, or has pled nolo contendere or guilty to, a crime involving the acquisition, use or expenditure of federal, state, or local government funds, or has been administratively or judicially determined to have committed fraud or any other material violation of law involving federal, state, or local government funds.

(h) Scope of Representations and Warranties. EXCEPT AS SPECIFICALLY PROVIDED IN THIS AGREEMENT OR THE RELATED AGREEMENTS, BUYER IS NOT MAKING ANY REPRESENTATION, WARRANTY OR COVENANT OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY.

6. POST-CLOSING COVENANTS.

6.1 Access to Business and Records; Inspection.

(a) Upon Seller’s request, Buyer will provide to Seller, at no cost to Seller, copies of all final feasibility studies, reports and surveys prepared by third-party consultants on behalf of Buyer in connection with its investigations, inspections, and reviews of the Campus Property (the “Buyer Materials”) with respect to the transactions contemplated by this Agreement. Buyer does not warrant or represent to Seller the accuracy, sufficiency or completeness of the matters contained or depicted in any Buyer Materials. To the extent Buyer has or will engage any third party preparer of Buyer Materials, Buyer has obtained, or will obtain, the consent of each such third party preparer to enable Buyer to supply such Buyer Materials to Seller and enable Seller to rely on such Buyer Materials (or have such Buyer Materials issued jointly to Seller and Buyer); Buyer shall not, however, be obligated to incur any additional cost to obtain such consents or joint issuance.

(b) On and after the Effective Date, Seller will afford promptly to Buyer and its representatives reasonable access to Seller’s books of account, financial and other records, information, employees and auditors in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the University, the School Assets or the Assumed Liabilities.

6.2 Post-Closing Regulatory Matters and Approvals.

(a) Buyer and Seller will cooperate with each other and will take all commercially reasonable steps, and proceed diligently and in good faith, jointly and promptly, to submit and make all applications, notices and submissions (or amendments to any of the foregoing previously submitted) with the DOE and other Educational Agencies in order for

Buyer to obtain all Permits of any Educational Agency which must be obtained after the Closing, as required, in order for the University to operate as it is currently operated and for the University to participate in all of the Student Financial Assistance Programs, including the Title IV Programs, under the ownership of Buyer (collectively, the “Post-Acquisition Education Consents”, identified as such in Schedule 6.2(a)); provided, however, that Buyer shall not file any application, notice or other submission to the DOE, any Educational Agency or any Accrediting Body without providing Seller a reasonable opportunity to review such application, notice or other submission and without obtaining the consent of Seller (which consent shall not be unreasonably withheld or delayed).

(b) Each Party shall (and shall cause its Affiliates to) use commercially reasonable best efforts to take or cause to be taken all actions reasonably necessary consistent with this Section 6.2, including to comply promptly and fully with any inquiries or requests for information from Governmental Entities and to obtain any post-Closing clearance, waiver, approval or authorization required with respect to the DOE, any Educational Agency and any Accrediting Body, and any other applicable Laws after the Closing.

(c) Each Party shall, subject to applicable Law, (i) promptly notify the other Parties of any communication to that Party from any Governmental Entity and any Educational Agency with respect to this Agreement and the Related Agreements and the transactions contemplated hereby and permit the other Parties to review in advance any proposed written communication to any such Governmental Entity, (ii) not agree to participate in any meeting (whether in-person or by telephone or similar means) with any such Governmental Entity in respect of any filings, investigation or other inquiry with respect to this Agreement, the Related Agreements, and the transactions contemplated hereby unless it consults with the other Party in advance and, to the extent permitted by such Governmental Entity, gives the other Party the reasonable opportunity to attend and participate thereat, (iii) furnish the other Party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and representatives, on the one hand, and any such Governmental Entity or members of its staff on the other hand, with respect to this Agreement, the Related Agreements and the transactions contemplated hereby and thereby (excluding documents and communications which are subject to preexisting confidentiality agreements and to the attorney-client privilege or work product doctrine, provided, that the Parties shall use reasonable best efforts to minimize the scope of this parenthetical by entering into reasonable joint defense arrangements) and (iv) furnish the other Party with such information and assistance as the other Party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any such Governmental Entity in connection with this Agreement and the transactions contemplated hereby.

6.3 Transferred Employees.

(a) Schedule 6.3(a)-1 identifies all of the current employees of Seller to whom Buyer will make offers of employment at Closing (the “Transferred Employees”), Schedule 6.3(a)-2 identifies all of the current employees of Seller who will remain as employees of Seller following the Closing, and Schedule 6.3(a)-3 identifies each of the current employees of Seller who will be jointly employed by Seller and Buyer following the Closing, in each case noting the applicable employee’s name, title and organizational department. Effective as of the Closing,

Buyer agrees to offer employment to, all Transferred Employees. For at least the first year following the Effective Date (the “Benefit Continuation Period”), and except as otherwise required by Applicable Law, Buyer shall provide for each Transferred Employee who is employed by Buyer compensation and benefits that are no less favorable in the aggregate than those provided immediately prior to the Effective Date by Seller to such Transferred Employees pursuant to Seller’s employee compensation and benefit plans. In addition, with respect to any Transferred Employees who, prior to the Effective Date, had received equity incentives granted by Seller as part of their overall compensation, Buyer shall provide such additional non-equity incentives as may be necessary, as reasonably determined by Buyer, to compensate for the loss of eligibility to receive equity incentives from Seller following the Effective Date. Without limiting the generality of the foregoing, for all Transferred Employees, Buyer shall recognize all service of such employees with Seller for purposes of Buyer’s applicable employee benefit plans.

(b) For purposes of determining eligibility to participate, vesting and entitlement to benefits, where length of service is relevant under any benefit plan or arrangement of Buyer providing benefits to any Transferred Employee after the Effective Date (collectively, the “New Plans”), the Transferred Employees shall receive service credit for service with Seller to the same extent such service credit was granted under Seller’s employee benefit plans, except to the extent any such service credit would result in the duplication of benefits. In addition and without limiting the generality of the foregoing: (i) each Transferred Employee shall be immediately eligible to participate, without any waiting time or satisfaction of any other eligibility requirements, in any and all New Plans to the extent that (A) coverage under such New Plan replaces coverage under an employee benefit plan of Seller in which such Transferred Employee participated immediately before the Effective Date (collectively, the “Old Plans”) and (B) such Transferred Employee has satisfied all waiting time and other eligibility requirements under the Old Plan being replaced by the New Plan and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Transferred Employee, Buyer shall cause (A) all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such Transferred Employee and his or her covered dependents to the extent such conditions were inapplicable or waived under the comparable Old Plan and (B) any expenses incurred by any Transferred Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such Transferred Employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such Transferred Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Nothing contained in this Agreement is intended (i) to require Buyer to employ any employee who cannot establish legal eligibility to work in the United States, who does not provide routine intake records and forms, or who otherwise does not satisfactorily pass a screening protocol substantially similar to that customarily used by Seller, (ii) to prevent Buyer from, in its sole and absolute discretion, terminating any employee at any time, with or without cause, (iii) to require Buyer or Seller or any of their respective Affiliates to establish or maintain any specific employee benefit plan or arrangement for any length of time except as specifically set forth in this Section 6.3, or (iv) to create or amend any employee benefit plan or arrangement except as specifically contemplated in this Section 6.3. This Section 6.3 is included for the sole benefit of the Parties and their respective transferees and permitted assigns and does not and shall not create any right in any Person, including any Transferred Employee or any other participant in any employee benefit plan or arrangement that may be established or maintained by Buyer or Seller or any of their respective Affiliates following Effective Date, or any beneficiary or trustee thereof. Furthermore, nothing contained in this Agreement, express or implied, is intended to confer upon any Person, any right to employment or continued employment for any period of time, or any right to a particular term or condition of employment.

(d) Notwithstanding anything to the contrary contained in this Agreement:

(i) Seller shall be solely responsible, and Buyer shall have no obligations whatsoever for, any compensation or other amounts payable to any Transferred Employee or other current or former employee, officer, director, independent contractor or consultant of Seller, including, without limitation, hourly pay, commission, bonus, salary, accrued vacation, fringe, pension or profit sharing benefits or severance pay, for any period relating to their service with Seller at any time prior to the Effective Date, and Seller shall pay all such amounts to all entitled persons as and when due;

(ii) Seller shall remain solely responsible for the satisfaction of all claims for medical, dental, life insurance, health accident or disability benefits brought by or in respect of any Transferred Employee or other current or former employee, officer, director, independent contractor or consultant of Seller or any spouse, dependent or beneficiary thereof, which claims relate to events occurring prior to the Effective Date, and Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due; and

(iii) Seller also shall remain solely responsible for all worker’s compensation claims of any Transferred Employee and any current or former employee, officers, director, independent contractor or consultant of Seller which relate to events occurring prior to the Effective Date, and Seller shall pay, or cause to be paid, all such amounts to the appropriate persons as and when due.

(e) Seller and Buyer agree to utilize, or cause their respective Affiliates to utilize, the alternate procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.

6.4 Accounts Receivable. Effective at the Effective Date, Seller hereby constitutes and appoints Buyer, and Buyer’s successors and assigns, its true and lawful attorney at Buyer’s sole cost and expense (subject to the terms of this Agreement), in the name of Seller to institute and prosecute all reasonable proceedings which Buyer may deem proper in order to collect, assert or enforce any claim, right or title the accounts receivable related to the University and included within the School Assets.

6.5 Further Assurances. Each Party will execute and deliver any further instruments or documents, and cooperate with and take all further action reasonably requested by the other Party to carry out the transactions contemplated by this Agreement and the Related Agreements. In particular, following the Closing, Seller will take all reasonable steps to transfer to Buyer, without additional consideration, any Seller assets not otherwise transferred to Buyer under this Agreement that are either intended by the Parties to be included among the School Assets or required by any applicable Educational Agency to be owned by Buyer for accreditation purposes in connection with the operation of the University as a regionally accredited institution of higher education.

6.6 Insurance Matters. Seller and Buyer agree that (a) all claims with respect to insured events relating to Seller, the University or the School Assets occurring prior to the Closing will be administered in accordance with the terms of Seller’s policies and coverage applicable to such claims (the “Pre-Closing Insurance”), (b) Buyer will receive the benefit of such policies and an assignment of all proceeds with respect to such claims to the extent losses occurring prior to the Closing are related to the University or the School Assets and are covered notwithstanding the consummation of the transactions contemplated by this Agreement, (c) Buyer may make claims under such policies and programs to the extent such policies and programs are related to the University and the School Assets and are available and Seller shall cooperate with Buyer and shall take such actions as may reasonably be requested by Buyer in connection with the tendering of such claims to the applicable insurers under such Pre-Closing Insurance and to provide Buyer with the net proceeds it realizes with respect to such claims and (d) Seller shall not take any action or omit to take any action for the purpose of limiting Buyer’s ability to make all claims and recover proceeds in respect hereof.

6.7 Third Party Assignments. To the extent that any Assumed Contract or Permit that this Agreement contemplates is to be assigned to Buyer is not assignable without the consent or approval of a third party (for purposes of this Section 6.7, collectively, the “Special Agreements and Rights”), then neither this Agreement nor any agreement, document or instrument delivered pursuant to this Agreement shall constitute an assignment or an attempted assignment of any such Special Agreement and Right if such consent or approval is not obtained. If such consent or approval has not been obtained prior to Closing, the Buyer, on the one hand, and Seller, on the other hand, shall use all commercially reasonable efforts to obtain any such consent or approval after the Closing until either such consent or approval has been obtained or the Parties determine in good faith that such consent or approval cannot reasonably be obtained. To the extent that any Assumed Contract or Permit may not be assigned without the consent or approval of any third party, and such consent or approval is not obtained prior to the Closing, Seller shall use all commercially reasonable efforts to provide Buyer with the same benefits (and Buyer shall be responsible for all corresponding obligations) arising under such Assumed Contract or Permit, including performance by Seller (or Buyer, if applicable) as agent, if legally permissible and commercially feasible; provided, however, that Buyer (or Seller, if applicable) shall provide the Seller (or Buyer, if applicable) with such access to the premises, books and records and personnel as is reasonably necessary to enable Seller (or Buyer, if applicable) to perform its obligations under such Assumed Contracts or Permits and Buyer shall pay or satisfy the corresponding liabilities for the enjoyment of such benefits to the extent Buyer would have been responsible therefor if such consent or approval had been obtained. Seller shall not be in default of this Agreement for failure to obtain such necessary consent to assignment of any Special Agreements and Rights so long as Seller has used commercially reasonable efforts to obtain such consent. For the avoidance of doubt, and unless expressly waived in writing by Buyer, nothing in this Section 6.7 shall be construed to waive Seller’s delivery at Closing of all Required Consents as required by Section 4.2(l), including, without limitation, Required Consents relating to Special Agreements and Rights.

6.8 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other Party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.

7. SURVIVAL AND INDEMNIFICATION.

7.1 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is 12 months after from the Effective Date; provided, that the representations and warranties in (i) Section 5.1(a) (Organization), Section 5.1(b) (Due Authorization; Enforceability; No Conflicts), Section 5.1(c) (Title; Ownership), Section 5.1(s) (Broker), Section 5.2(a) (Organization), Section 5.2(b) (Due Authorization; Enforceability; No Conflicts), and Section 5.1(d) (Broker) shall survive indefinitely, (ii) Section 5.1(k) (Compliance with Laws and Educational Laws) shall survive for a period of 24 months after the Closing, and (iii) Section 5.1(i) (Tax Matters), Section 5.1(q) (Environmental Matters), and Section 5.1(r) (Employee Benefits) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days (the representations and warranties in the sections enumerated in the foregoing sentence are referred to below as the “Fundamental Representations”). All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

7.2 Indemnification By Seller. Subject to the other terms and conditions of this Section 7, Seller shall indemnify and defend each of Buyer, and Buyer’s trustees, officers and employees (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement, the Related Agreements or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement or the Related Agreements (provided, that for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement, the Related Agreements or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

(c) any Services Assets; or

(d) any Excluded Liability.

7.3 Indemnification By Buyer. Subject to the other terms and conditions of this Section 7, Buyer shall indemnify and defend each of Seller, and Seller’s directors, officers and employees (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement, the Related Agreements or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement or the Related Agreements (provided that for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement, the Related Agreements or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement; or

(c) any Assumed Liability.

7.4 Certain Limitations. The party making a claim under this Section 7 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Section 7 is referred to as the “Indemnifying Party”. The indemnification provided for in Section 7.2 and Section 7.3 shall be subject to the following limitations:

(a) No Indemnifying Parties, individually or collectively, shall be obligated to indemnify any Indemnified Parties, individually or collectively, under Section 7.2(a) or Section 7.3(a) with respect to any claim which is not brought prior to the expiration of the corresponding survival period set forth in Section 7.1. In addition, the aggregate amount of all Losses for which an Indemnifying Party shall be liable pursuant to Section 7.2(a) or Section 7.3(a), as the case may be, shall not exceed ten percent (10%) of the Purchase Price. Notwithstanding the foregoing, the limitations set forth in this Section 7.4(a) shall not apply to indemnification claims under Section 7.2(a) or Section 7.3(a) arising out of any inaccuracy in or breach of any of the Fundamental Representations or as a result of fraud or intentional misrepresentation by the Indemnifying Party.

(b) Payments by an Indemnifying Party pursuant to Section 7.2 or Section 7.3 in respect of any Loss shall be limited to the amount of any Loss that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Losses prior to seeking indemnification under this Agreement.

(c) In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(d) Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss.

7.5 Indemnification Procedures.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim (or not later than ten (10) days after the receipt of any such written notice in the event such written notice is in the form of a formal complaint filed with a court of competent jurisdiction and served on the Indemnified Party). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses, or otherwise suffers any material prejudice or material harm, with respect to such claim by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.5(b), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim at its own cost and expense and with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof; provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the Indemnifying Party shall be liable for the reasonable fees and expenses of a single counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the

Indemnified Party may, subject to Section 7.5(b), pay, compromise, or defend such Third Party Claim using its reasonable business judgment and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 8.10) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.5(b). If a firm offer is made to settle a Third Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.5(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses, or otherwise suffers any material prejudice or material harm, with respect to such claim by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

7.6 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any closing delivery set forth in Section 4.

7.7 Exclusive Remedies. Except as otherwise expressly provided in this Agreement, the Parties acknowledge and agree that, following the Closing, their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a Party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 7. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Section 7. Nothing in this Section 7.7 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy in connection with the Master Services Agreement (subject to the provisions thereof) or on account of any party’s fraudulent, criminal or intentional misconduct.

8. MISCELLANEOUS.

8.1 No Waiver. No waiver of any breach of any provision of this Agreement will be deemed a waiver of any other breach of this Agreement. No extension of time for performance of any act will be deemed an extension of the time for performance of any other act.

8.2 Severability. The provisions of this Agreement will be deemed severable, and if any provision of this Agreement is held illegal, void or invalid under applicable Law, such provision may be changed to the extent reasonably necessary to make the provision legal, valid and binding. If any provision of this Agreement is held illegal, void or invalid in its entirety, the remaining provisions of this Agreement will not be affected but will remain binding in accordance with their terms.

8.3 Entire Agreement; Amendment; Severability. This Agreement, the Related Agreements and any schedules, exhibits or attachments to such agreements (subject to Section 8.10), contain the entire agreement of the Parties with respect to the purchase and sale of the School Assets and the other transactions contemplated by such agreements. This Agreement may be amended only by an instrument in writing signed by the Parties. The headings in this

Agreement are solely for convenience of reference and will not affect the interpretation of any provision of this Agreement.

8.4 Applicable Law. This Agreement will be construed in accordance with and governed by the laws of the State of Delaware.

8.5 Time is of the Essence. The Parties acknowledge and agree that time is of the essence with respect to the consummation of the transaction contemplated by this Agreement and each Related Agreement.

8.6 Binding Agreement, Assignment. The terms and provisions of this Agreement will bind the Parties and their respective permitted successors and assigns. Seller may collaterally assign its rights under this Agreement and any Related Agreement to a lender to Seller without the consent of Buyer. Except as set forth in the preceding sentence, however, Seller may not assign this Agreement nor any Related Agreement without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. Any such assignment or transfer without such consent shall be absolutely null and void. Buyer may collaterally assign its rights under this Agreement and any Related Agreement to a lender to Buyer without the consent of Seller. Except as set forth in the preceding sentence, however, Buyer may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Any such assignment or transfer without such consent shall be absolutely null and void.

8.7 Expenses. Except as otherwise agreed among the parties, each Party will pay all of its expenses, including attorneys’ and accountants’ fees, in connection with the negotiation of this Agreement or any Related Agreement, the performance of its obligations hereunder or thereunder, and the consummation of the transaction contemplated by this Agreement or any Related Agreement.

8.8 Notices. All notices, demands or other communications shall be in writing and shall be deemed to have been received (a) when personally delivered, delivered by facsimile or delivered by other telecommunication mechanism, including electronic mail (provided there is no error or failure in transmission), (b) the next day, if sent by recognized overnight courier, or (c) five (5) days after deposit in the United States mail, postage prepaid, properly addressed and return receipt requested, in each case to the applicable address set forth below:

To Seller:	Grand Canyon Education, Inc.
2600 West Camelback Road
Phoenix, Arizona 85017
Attn: Daniel E. Bachus, Chief Financial Officer
Email: dan.bachus@gce.com

With copy to:	DLA Piper LLP (US)
Attn: David P. Lewis, Esq.
2525 East Camelback Road, Suite 1100
Phoenix, AZ 85016
Email: david.lewis@dlapiper.com

To Buyer:	Gazelle University
(to be renamed Grand Canyon University)
3300 West Camelback Road
Phoenix, Arizona 85017
Attn: Brian M. Roberts, Chief Administrative Officer
Email: brian.roberts@gcu.edu

With copy to:	Gallagher & Kennedy, P.A.
Attn: Terence W. Thompson, Esq.
2575 East Camelback Road, Suite 1100
Phoenix, Arizona 85016
Email: twt@gknet.com

or such other address as either Party may from time to time specify in writing to the other.

8.9 Counterparts. This Agreement may be executed by facsimile or other electronic signature, in counterparts, which, when taken together, shall constitute one and the same original. The electronic facsimile transmission of any signed original counterpart of this Agreement shall be deemed to be the delivery of an original counterpart of this Agreement.

8.10 Confidentiality. Seller and Buyer will, prior to and after the Closing, keep all non-public information regarding the financial terms of this transaction strictly confidential, except as may be required by applicable Law or otherwise permitted under Section 6.8.

8.11 Arm’s Length Negotiations. Buyer, on the one hand, and Seller, on the other hand expressly represent and warrant to the other that (a) before executing this Agreement, such Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) such Party has relied solely and completely upon its own judgment in executing this Agreement; (c) such Party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) such Party has acted voluntarily and of its own free will in executing this Agreement; (e) such Party is not acting under duress, whether economic or physical, in executing this Agreement; and (f) this Agreement is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.

8.12 Consent to Jurisdiction. Each Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Arizona state court, or federal court of the United States of America, sitting in the District of Arizona, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement and any Related Agreements or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each Party hereto hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts; (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Arizona state court or, to the extent permitted by law, in such federal court; (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Arizona state or federal court; and (d) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Arizona state or federal court. Both Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Both Parties irrevocably consent to service of process in the manner provided for notices in Section 8.8. Nothing in this Agreement will affect the right of either Party to serve process in any other manner permitted by Law.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

BUYER:

GAZELLE UNIVERSITY (to be renamed GRAND CANYON UNIVERSITY), an Arizona nonprofit corporation

By:	/s/ Will Gonzalez
Name: Will Gonzalez
Title: Chairman of the Board of Trustees

SELLER:

GRAND CANYON EDUCATION, INC., a Delaware corporation

By:	/s/ Daniel E. Bachus
Name: Daniel E. Bachus
Title: Chief Financial Officer

[Signature Page to Asset Purchase Agreement]